Exhibit 99.1

FOR FURTHER INFORMATION:

Michael W. McCarthy

VP- Corporate Communications

Photronics, Inc.

(203)775-9000

mmccarthy@brk.photronics.com

EMBARGO UNTIL 7:00 AM EASTERN STANDARD TIME

January 25, 2005

PHOTRONICS STREAMLINES CORPORATE MANAGEMENT STRUCTURE

Paul J. Fego Resigns as President & Chief Operating Officer

Sean T. Smith Promoted to Senior Vice President

BROOKFIELD, Connecticut January 25, 2005 — Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today announced that the Company’s Board of Directors has accepted the resignation of Paul J. Fego as the Company’s President and Chief Operating Officer and promoted Sean T. Smith to Senior Vice President. Mr. Smith will continue to serve as Photronics’ Chief Financial Officer. The Board of Directors announced that both Mr. Fego’s resignation and Mr. Smith’s promotion were effective immediately.

As President and COO, Mr. Fego served as a leader in streamlining Photronics’ manufacturing operations and increasing its visibility among the world’s leading semiconductor manufacturing companies. Mr. Fego stated, “Photronics has worked hard to position itself as a leader among strategic photomask suppliers to the semiconductor industry. We have invested in technology, but more importantly in the people on our team. I leave them knowing they are poised to capitalize on the pace of change - technological and economic - all around the world. In my more than 25 years in the industry, I have never worked with a more dedicated and success driven team.” Mr. Constantine “Deno” Macricostas, Chairman and Chief Executive Officer Macricostas added, “I have worked alongside Paul for many years and am proud of the results he and our team have delivered through some challenging times in our industry. We extend to him our gratitude for his hard work and commitment to setting a foundation upon which the Company will grow and generate shareholder value for many years to come.”

Photronics has no current plans to fill the roles of President and Chief Operating Officer. The Company instead plans to streamline its global management structure in order to further promote flexibility and speed in identifying and capitalizing upon new opportunities emerging in the global markets it serves. The Company is actively engaged in a search to fill the role of Chief Executive Officer, a position that Mr. Macricostas has been serving on an interim basis since March 2004. Mr. Macricostas commented, “The Board of Directors has been interviewing a diverse set of candidates to serve as Photronics’ new CEO. The quality and skill sets of these people have been outstanding and our Board is seeking to insure the selection of the best candidate to lead the Company during these exciting times of challenge and opportunity.”

— more —

PHOTRONICS STREAMLINES CORPORATE MANAGEMENT STRUCTURE	PAGE TWO

Photronics also announced the promotion of Sean T. Smith (44) to Senior Vice President. He joined the Company as Vice President and Controller in 2000 and has served as the Company’s Chief Financial Officer since 2002. As a Senior Vice President, he will retain all of his responsibilities as Chief Financial Officer and will see them expanded to play a larger role the Company’s strategic planning and positioning process.

As the leader of the finance department, Mr. Smith has become well known for his proactive style and strategic vision with respect to managing all aspects of Photronics’ global finance activities from successfully raising growth capital in the public markets to directing all Sarbanes-Oxley compliance activities. In commenting on Mr. Smith’s promotion, Mr. Macricostas stated, “Sean is the type of executive that the Board believes will bring increased focus to all our activities so that Photronics can strengthen both its competitive and financial position.” He added, “Sean has been a leader in developing, refining, implementing and managing the set of business processes demonstrating that the photomask industry business model is not only viable, but has the potential to show a level of robustness not capable by our major global competitors.”

During the course of his 22 year career, Mr. Smith held positions of increasing responsibility at Starter Corporation, and Carvel Corporation. He began his career with Ernst & Young. Mr. Smith is a certified public accountant who has served as an adjunct faculty member at Quinnipiac University in Hamden, Connecticut.

# # #

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors, photomasks are used to transfer circuit patterns onto semiconductor wafers during the fabrication of integrated circuits. They are produced in accordance with circuit designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this release are considered “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. In particular, any statement contained in this release regarding the consummation and benefits of future acquisitions, expectations with respect to future sales, financial performance, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company. These factors may cause actual results, performance or achievements to differ materially from anticipated results, performances or achievements. Factors that might affect such forward looking statements include, but are not limited to, overall economic and business conditions; the demand and receipt of orders for the Company’s products; competitive factors in the industries and geographic markets in which the Company competes; changes in federal, state and foreign tax requirements (including tax rate changes, new tax laws and revised tax law interpretations); the Company’s ability to place new equipment in service on a timely basis; interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations; economic and political conditions in international markets; the ability to obtain a new bank facility or other financings; the ability to achieve anticipated synergies and other cost savings in connection with acquisitions and productivity programs; the timing, impact and other uncertainties of future acquisitions and investments; the seasonal and cyclical nature of the semiconductor industry; the availability of capital; management changes; damage or destruction to our facilities by natural disasters, labor strikes, political unrest or terrorist activity; the ability to fully utilize its tools; the ability of the Company to receive desired yields, pricing, product mix, and market acceptance of its products; changes in technology; and other risks and uncertainties set forth in the Company’s SEC filings from time to time. Any forward-looking statements should be considered in light of these factors. The Company assumes no obligation to update the information in this release.

CyberMask is a trademark of Photronics, Inc.

05-Photronics Streamlines Management